Exhibit 99.1
                                                                  Press Release

         CONTACTS:

         Risa Fisher                                  Susan Leahy
         CareInsite, Inc.                             Blue Cross and Blue Shield
         (201) 703-3415                               of Massachusetts
rfisher@careinsite.com                                (617) 832-4823
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             CAREINSITE AND BLUE CROSS BLUE SHIELD OF MASSACHUSETTS
                         ANNOUNCE STRATEGIC PARTNERSHIP

          CareInsite Acquires Leading Physician E-Commerce Network from
                     Blue Cross Blue Shield of Massachusetts

                 Blue Cross Blue Shield of Massachusetts To Join
                         CareInsite's Healthcare Network

ELMWOOD PARK, NJ and BOSTON, MA, February 15, 2000 - CareInsite, Inc. (NASDAQ:
CARI), a subsidiary of Medical Manager Corporation (NASDAQ: MMGR), and Blue Cross Blue Shield of Massachusetts (BCBSMA) announced today that the two companies have entered into a comprehensive strategic relationship. CareInsite will purchase substantially all the assets of BCBSMA's Provider Technology Group
(PTG) for a total of $70 million, $25 million of which is payable in cash and $45 million of which is payable in shares of CareInsite stock. Through PTG, BCBSMA operates a premier all-payer medical transaction processing network, linking more than 12,000 physicians with BCBSMA and most major insurance companies, government insurers, HMO's and PPO's in Massachusetts. Under a separate agreement, CareInsite will become the provider of Internet content and connectivity services for BCBSMA. The companies expect the transaction to close prior to the end of March 2000.

         The agreement between BCBSMA and CareInsite marks a significant milestone for both organizations. BCBSMA will leverage the comprehensive technology of CareInsite, including clinical and administrative transaction capabilities, physician- and patient-centered Internet portal services, as well as unique content and messaging for physicians and plan members. Under this agreement, CareInsite and BCBSMA will introduce new, web-enabled services that are integrated into the clinical and administrative workflow of physicians' offices in the Massachusetts marketplace:

         o In conjunction with BCBSMA, CareInsite will develop and implement new referral and pre-certification capabilities, where services will be authorized in real time by executing the appropriate benefit plan rules electronically at the point of care. This



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                  will save substantial time and reduce costs for physicians and health plans, as well as simplify and improve patients' interactions with BCBSMA.

         o CareInsite will implement its prescription communications services, which provide physicians with access to BCBSMA's formularies, treatment guidelines, drug benefit plan rules, and online, real time drug utilization review at the point of care.

         o BCBSMA will also participate in CareInsite's patient-focused Internet portal, which will help bring patient-physician communication, and patient-health plan interaction capabilities, such as online explanation of benefits, claims status checks, and prescription renewals to the BCBSMA plan members.

         o With BCBSMA as a key development partner, CareInsite will create a new generation of online, real time medical claims adjudication capabilities, which will dramatically streamline and accelerate the claims and reimbursement processes for physicians and patients alike.

         William C. Van Faasen, CEO of BCBSMA, said, "We are delighted that we are in a position that as a company, we are building toward the future. Our partnership with CareInsite is essential to achieve our strategic goal of enhancing our relationship with providers and plan members. Since 1992, PTG's network has been providing physicians with electronic administrative transactions and patient medication histories. With the addition of CareInsite's managed care, clinical transaction, content, and messaging services, we will provide better information and support to the providers who care for our members.

         Dr. William Winkenwerder is the head of Health Care Services at BCBSMA. "We at BCBSMA are very excited about this partnership with CareInsite. We regard the newly created company of CareInsite and Healtheon/Web MD as the premier player in the business of Internet-based health care transactions and services. With the addition of CareInsite's technology to our existing e-commerce capabilities, we will have the most advanced Internet health services capabilities anywhere. Doctors and patients will benefit tremendously."

         The 40 BCBSMA associates who comprise the Provider Technology Group will join the CareInsite team. Commenting on this important new relationship, Marv Rich, CEO of CareInsite, said, "We welcome the PTG team to CareInsite and we are excited to begin working with BCBSMA. BCBSMA is a leading edge health care company that has built one of the nation's premier all-payer electronic transaction networks. BCBSMA, New England's largest insurer, is the right partner to help CareInsite bring an integrated, focused Internet capability to physicians and consumers in Massachusetts. Together, we will help improve the quality of care and eliminate administrative inefficiencies by delivering more comprehensive information at the most appropriate points of care."

         CareInsite announced yesterday that it had signed definitive agreements with Healtheon/WebMD (NASDAQ: HLTH) pursuant to which Healtheon/WebMD will acquire

CareInsite and its parent company, Medical Manager Corporation, a leading provider of practice management systems. The combination of these businesses brings together companies with complementary strengths and a shared vision aimed at reducing health care costs and improving the quality of care. Mr. Van Faasen said, "CareInsite's vision and innovation now will enable BCBSMA to vault its service enhancements to the next level. We've very excited about their newly-announced deal with Healtheon, which we believe will help us deliver improved service to our members."

         CareInsite, Inc. provides innovative healthcare network and e-commerce services that leverage Internet technology to enable the confidential exchange of clinical, administrative and financial information among physicians and their patients, and affiliated health plans, providers and suppliers. The Company's services are designed to improve the quality of patient care and reduce the administrative and clinical costs of healthcare. CareInsite is a 69% owned subsidiary of Medical Manager Corporation.

         Blue Cross Blue Shield of Massachusetts, headquartered in Boston, is New England's largest insurer, providing coverage to more than 1.9 million members. In its recently announced financial results, Blue Cross Blue Shield of Massachusetts posted a $61.3 million net gain, the Company's third consecutive annual net gain.

                                     *******

         This press release contains certain forward-looking statements relating to CareInsite's dealings with customers and partners for its healthcare electronic commerce services. These statements are based on CareInsite's current plans and expectations and involve risks and uncertainties that could cause actual future events to be different from those described or implied by such forward looking statements. Further information about these matters can be found in CareInsite's Securities and Exchange Commission filings. CareInsite expressly disclaims any intent or obligation to update these forward-looking statements.